Exhibit 99.9
SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 7, 2012, by and among SAB Capital Partners, L.P., a Delaware limited partnership, SAB Capital Partners II, L.P., a Delaware limited partnership, and SAB Overseas Master Fund, L.P., a Cayman Island exempted limited partnership (each, a “Purchaser” and collectively, the “Purchasers”), and American Capital, Ltd., a Delaware corporation (the “Seller”), with respect to 2,000,100 shares (the “Securities”) of common stock, par value $0.01 per share, of American Capital Mortgage Investment Corp., a Maryland corporation (the “Company”).
RECITALS
WHEREAS, the Seller is the record owner of the Securities;
WHEREAS, the Purchasers desire to acquire from the Seller, and the Seller desires to sell to the Purchasers, on the Closing Date (as defined below) the Securities at the purchase price set forth in Section 1 of this Agreement, on the terms and conditions set forth herein; and
NOW, THEREFORE, in consideration of the mutual promises and agreements herein, and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:

1.
Purchase and Sale of Stock. Subject to the terms and conditions set forth herein, on the Closing Date, the Seller agrees to sell to each Purchaser, and each Purchaser agrees to purchase from the Seller, the Securities set forth opposite its name below at a purchase price of $24.63 per share (the “Purchase Price”). On the Closing Date, each Purchaser will pay the total Purchase Price set forth opposite its name below to the Seller by one or more bank wire transfers of immediately available funds to the account designated by the Seller in writing.

Purchaser	Number of Securities	Purchase Price
SAB Capital Partners, L.P.	1,175,600	$28,955,028
SAB Capital Partners II, L.P.	39,500	$972,885
SAB Overseas Master Fund, L.P.	785,000	$19,334,550

2.	Closing.

(a)
Subject to Section 2(b), the closing of the purchase and sale of the Securities in accordance with Section 1 (the “Closing”) shall be held on September 12, 2012 (such date of the Closing, the “Closing Date”).

(b)
It shall be a condition to the obligation of the Purchasers, on the one hand, and the Seller, on the other hand, to consummate the transfer of the Securities contemplated hereunder that the other party’s representations and warranties are true and correct on the Closing Date with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.

3.	Closing Deliveries.

(a)
At or before the Closing, the Seller shall deliver or cause to be delivered to the Purchasers: (i) a stock certificate or certificates representing the Securities transferred hereunder, duly endorsed for transfer or with executed stock powers attached or (ii) appropriate instructions for book entry transfer of ownership of the Securities from the Seller to the Purchasers.

(b)	At or before the Closing, the Purchasers shall deliver or cause to be delivered to the Seller payment by wire transfer of the Purchase Price in accordance with Section 1 of this Agreement.

4.	Representations and Warranties of the Seller. The Seller represents and warrants to the Purchasers that as of the date hereof and as of the Closing Date:

(a)
Authority. The Seller has full power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action of the Seller.

(b)
No Conflict. The performance of the terms of this Agreement by the Seller will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or result in a violation or breach of any agreement, instrument, order, judgment or decree to which the Seller is a party, bound or subject, other than with respect to the limitations on ownership provided in Article VII of the Company’s Articles of Amendment and Restatement on the date hereof.

(c)
Binding Agreement. This Agreement has been duly and validly executed by the Seller and, assuming the due authorization, execution and delivery thereof by the other party hereto, constitutes the valid and legally binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or other laws applicable to creditors’ rights and remedies and to general principles of equity.

(d)
Consents. No consent, approval, order or authorization of, or registration, qualification, or filing, with any authority or any other person is required on the part of the Seller in connection with the execution, delivery and performance of this Agreement, except such filings as shall have been made prior to or on the Closing Date.

5.	Representations and Warranties of the Purchasers. Each Purchaser represents and warrants to the Seller that as of the date hereof and as of the Closing Date:

(a)
Authority. The Purchaser has full power and authority to execute, deliver and perform this Agreement and the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action of the Purchaser.

(b)
No Conflict. The performance of the terms of this Agreement by the Purchaser will not conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or result in a violation or breach of any agreement, instrument, order, judgment or decree to which the Purchaser is a party, bound or subject, other than with respect to the limitations on ownership provided in Article VII of the Company’s Articles of Amendment and Restatement on the date hereof.

(c)
Binding Agreement. This Agreement has been duly and validly executed by the Purchaser and, assuming the due authorization, execution and delivery thereof by the other party hereto, constitutes the valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, or other laws applicable to creditors’ rights and remedies and to general principles of equity.

(d)
Consents. No consent, approval, order or authorization of, or registration, qualification, or filing, with any authority or any other person is required on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement, except such filings as shall have been made prior to or on the Closing Date.

6.
Waiver. Any failure on the part of a party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the other party hereto. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

7.
Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned by the Seller without the prior written consent of the Purchasers or by any Purchaser without the prior written consent of the Seller.

8.
Entire Agreement; Changes in Writing. This Agreement, together with the letter agreement among the same parties dated as of the date hereof, constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

9.
Governing Law; Remedies. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

10.
Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which shall together constitute one and the same document. This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed by their respective duly authorized officers as of the 7th day of September, 2012.
AMERICAN CAPITAL, LTD.

By: /s/ Samuel A. Flax
Name: Samuel A. Flax
Title: Executive Vice President, General Counsel and Secretary

SAB CAPITAL PARTNERS, L.P.
SAB CAPITAL PARTNERS II, L.P.
SAB OVERSEAS MASTER FUND, L.P.

By: SAB CAPITAL MANAGEMENT, L.P., their investment manager
By: SAB CAPITAL MANAGEMENT, L.L.C., its general partner
By: /s/ Brian Jackelow
Name: Brian Jackelow
Title: Chief Financial Officer